Exhibit 23.1

KPMG	KPMG Auditores Independentes Av. Almirante Barroso, 52 - 4° 20031-000 – Rio de Janeiro, RJ – Brasil Caixa Postal 2888 20001-970 – Rio de Janeiro, RJ – Brasil	Telefone 55 (21) 2515-9400 Fax 55 (212) 3515-9000 Internet www.kpmg.com.br

Consent of Independent Registered Public Accounting Firm

October 29, 2007

Petróleo Brasileiro S.A. – Petrobras (“Petrobras”)

Petrobras International Finance Company (“PifCo”)

We consent to the reference to our firm under the heading "Experts" in the registration statements of Petrobras (No. 333-139459) and PifCo (No. 333-139459-01) on Form F-3, and in their accompanying prospectus supplements.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil